Exhibit 3.3
Certificate of Amendment of Certificate of Determination

CERTIFICATE OF AMENDMENT of

CERTIFICATE OF DETERMINATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

OF

BRIDGE CAPITAL HOLDINGS

Pursuant to Section 401(c) of the Corporations Code of the State of California:

We, Daniel P. Myers and Thomas A. Sa, of Bridge Capital Holdings, a corporation organized under the laws of the State of California (hereinafter called the “Corporation”), do hereby certify as follows:

1.           They are the president and chief financial officer, respectively, of Bridge Capital Holdings, a California corporation.

2.           No shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C have been issued.

3.           On December 18, 2008, the Board of Directors of the Corporation adopted a resolution reducing the number of shares of Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C from 24,000 to 23,864.

4.           Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on December 18, 2008, amending the Certificate of Determination of Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, the Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series C of Bridge Capital Holdings is hereby amended as follows:

In Part 1, the sentence reading:

“The authorized number of shares of Designated Preferred Stock shall be 24,000.”

is hereby amended in full to read:

“The authorized number of shares of Designated Preferred Stock shall be 23,864.”

5.           The foregoing amendment of the Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series C has been duly approved by the board of directors.

6.           None of the shares of the class or the series affected has been issued.  The foregoing amendment does not require the approval of the Corporation’s shareholders.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  December 18, 2008

/s/ Daniel P. Myers
Name: Daniel P. Myers
Title: President

/s/ Thomas A. Sa
Name: Thomas A. Sa
Title: Chief Financial Officer